AMENDMENT TO
CONFIDENTIALITY AGREEMENT
This Amendment to Confidentiality Agreement is entered into on March 5, 2007, by and between Software AG, a German corporation (“SAG”) and webMethods, Inc. (the “Company”) and amends that certain confidentiality and non-disclosure letter agreement, dated January 30, 2007, by and between SAG and the Company (the “Confidentiality Agreement”).
All capitalized terms used herein shall have the meaning given them in the Confidentiality Agreement, unless otherwise defined herein.
SAG and the Company acknowledge that discussions relating to a Transaction continue under the Confidentiality Agreement, and that the terms and conditions of the Confidentiality Agreement remain in full force and effect.
SAG and the Company wish to share additional documents during the due diligence process relating to a Transaction, and desire to amend the Confidentiality Agreement to facilitate due diligence.
Accordingly, the Confidentiality Agreement is hereby amended to add the following paragraph:
Each party understands that certain categories of Evaluation Material are highly confidential (herein collectively referred to as the “Highly Confidential Evaluation Material”). In the event the disclosing party deems any Evaluation Material to be Highly Confidential Evaluation Material, the following procedures shall apply: the disclosing party shall indicate or instruct that such information (or categories of information) is Highly Confidential Evaluation Material and the disclosing party shall provide access to such Highly Confidential Evaluation Material only to legal counsel for the receiving party, financial advisors to the receiving party or the employees or advisors of the receiving party specifically listed on Exhibit A hereto (collectively, the “Restricted Group”). Subject to the terms of this letter agreement, each party hereby agrees that without the prior written consent of the disclosing party: (a) Highly Confidential Evaluation Material will be reviewed only by members of the Restricted Group of the receiving party; (b) no employees for the receiving party other than the employees listed on Exhibit A will review Highly Confidential Evaluation Material; (c) the members of the Restricted Group shall not communicate any Highly Confidential Evaluation Material or any details regarding any Highly Confidential Evaluation Material (including any written summaries, analysis, compilations, studies or other documents that contain or reflect any Highly Confidential Evaluation Material) to any other individuals for the receiving party except as provided below; and (d) the receiving party shall be responsible for any breach of this paragraph by any member of the Restricted Group. Each party further agrees that (except as otherwise provided in this letter agreement) Highly Confidential Evaluation Material also constitutes Evaluation Material and shall be entitled to all of the protections with respect to Evaluation Material otherwise provided for in this letter agreement. Notwithstanding the foregoing and unless otherwise permitted by the disclosing party, members of the Restricted Group may disclose to other employees and representatives of the receiving party involved in the Transaction (i) summaries or analyses of contracts or agreements designated as Highly Confidential Evaluation Material provided that any information which would permit the receiving party to identify the counterparty to such contract or agreement is masked or redacted, and (ii) financial data or analyses constituting or derived from Highly Confidential Evaluation Material, provided that such data or analyses are aggregated in a manner whereby the terms and conditions (including, where applicable, the price) of transactions with individual customers are not identifiable. No Highly Confidential Evaluation Material shall be given, shown, made available or communicated in any way to a person designated as a member of the Restricted Group until such person has read this agreement. Notwithstanding the foregoing, each party further acknowledges and agrees that each party may desire to disclose Highly Confidential Evaluation Material to persons outside the Restricted Group for the purpose of evaluating the Transaction. Each party agrees to discuss in good faith the terms and restrictions under which such Highly Confidential Evaluation Material may be disclosed to such persons.
In addition, the Confidentiality Agreement is hereby amended to add Exhibit A, attached hereto, to the Confidentiality Agreement.
All other provisions of the Confidentiality Agreement remain in full force and effect.

SOFTWARE AG		WEBMETHODS, INC.

By:	/s/ Arnd Zinnhardt /s/ Jochen Deuse	By:	/s/ Doug McNitt
Name: Arnd Zinnhardt Jochen Deuse		Name: Doug McNitt
Title: CFO General Counsel		Title: General Counsel

EXHIBIT A
Restricted Group of SAG

Name	Title	Email
SAG
David Broadbent	Member of the Executive Board
Jonathan Smith	Vice President
Arnd Zindhardt	Chief Financial Officer
Markus Lehnert	Vice President
Mark Edwards	Member of the Executive Board
Andreas Gosewisch	Director Corporate Counsel
Jochen Deuse	Vice President
Wolfgang Fuss	Vice President
Matt Durham	Vice President
Davis Polk
Peter Douglas	Partner
Martin Wellington	Partner
Patrick Kenadjian	Partner
Mischa Travers	Associate
Stefan Quick	Associate
Waqaas Fahmawi	Associate
Joanna McGinley	Associate
KPMG
Allen Westergard	Partner
Bryan Walker	Director
Jad Salha Arma
Paul Guely	Partner
Brian Skiba	Partner
Keith Robinson	Vice President
Varun Sunderraman	Analyst
Restricted Group of the Company

Name	Title	Email
Legal Department
Doug McNitt	General Counsel
Edmund Graff	VP, Legal Affairs
Scott Brown	VP, Legal Affairs
Paul Bosco	VP, Legal Services
David Sigler	VP, Legal Services
Finance Department

Name	Title	Email
Mike Krone	CAO
Stacy Beveridge	VP, Finance
Jenny Hayes	VP, Revenue
Additional Reviewers
Ken Sexton	CFO and EVP
Karen Woodward	SVP, Corporate Development
Chris Martin	VP, Office of the CEO